Exhibit 21

MVB FINANCIAL CORP. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K

FOR FISCAL YEAR ENDED DECEMBER 31, 2012

Subsidiaries of MVB Financial Corp.

The following are the only subsidiaries of MVB Financial Corp.:

Name of Subsidiary	Jurisdiction of Organization
MVB Bank, Inc.	West Virginia
MVB-Central, Inc.	West Virginia
MVB - East, Inc.	West Virginia
Bank Compliance Solutions, Inc.	West Virginia
MVB Insurance, LLC	West Virginia

Potomac Mortgage Group, Inc.	Virginia

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